Exhibit 99.1

POWER SOLUTIONS INTERNATIONAL, INC. REPORTS THIRD QUARTER 2011 RESULTS

Wood Dale, IL – Nov 14, 2011 - Power Solutions International, Inc. (OTC-BB: PSIX.OB) today announced its financial results for the third quarter and nine months ended September 30, 2011.

Third Quarter 2011 Financial Highlights:

•	Third quarter sales of $42.8 million, up 57% from the prior year comparable quarter

•	Third quarter diluted common EPS of $0.19

•	Sales for the nine months of $109 million, up 55% from the prior year

Net sales for the third quarter of 2011 were $42.8 million, an increase of $15.6 million or 57% from the third quarter of 2010 and a 21% increase from the second quarter of 2011. The Company reported net income of $1.9 million or $0.19 per diluted share in the third quarter of 2011 compared to $.05 per diluted share in last year’s third quarter. Growth during the quarter was driven by strong unit volumes to Asia and in the domestic material handling market.

“We are pleased with the strong growth in our business,” said Gary Winemaster, PSI’s Chief Executive Officer. “Our business continues to improve as a result of the improving economic conditions for our customers. More significant, however, has been the major impact of our new product and new market initiatives. As an example, we started shipping to Asian-based customers in 2010, and that part of our business is growing rapidly as our products’ design superiority and value proposition become increasingly embraced.”

Gross profit for the third quarter of 2011 was $6.6 million. The gross profit margin was 15.3%. This compares to 15.1% in third quarter of 2010, but was down from the 18.4% gross margin in the second quarter of 2011. The Company reported that its sales mix contributed to the decline in gross margin on a sequential basis and expects to see improvement in the near-term.

Operating profit of $2.3 million was more than double from the third quarter 2010 but down somewhat from the second quarter 2011 operating profit of $2.6 million. The sequential decline in operating profit was due to the lower gross margin, offset in part by operating expense leverage.

Other income and expense, which includes interest expense, was $396,000 in the third quarter. This includes non-cash income of $585,000, resulting from a decrease in the estimated fair value of the liability associated with the warrants issued in the Company’s April 2011 private placement.

Net income for the third quarter of 2011 was $1.9 million. Of this amount, $1.1 million was allocable to the average outstanding shares of the Company’s Series A Convertible Preferred Stock during the quarter. The balance of $786,000 of earnings was allocable to common shareholders, of which there were 4.1 million average shares outstanding during the quarter. This represents diluted EPS of $0.19, which compares to diluted EPS of $0.05 in the third quarter of 2010. The Company said its capital structure was simplified during the quarter, with all of the preferred shares converted into common shares as of August 26, 2011.

Sales for the nine months ended September 30, 2011 were $109.5 million, an increase of $38.9 million or 55% from $70.6 million during the same period last year. Net income for the nine month period was $3.5 million or $0.38 per common share, compared to $0.8 million, or $0.10 per common share, for the same period in 2010.

“The whole team at PSI is excited by the progress we have made in our first full quarter as a publicly traded company,” said Gary Winemaster, Chief Executive Officer. “We believe we have the right products and leading technologies, and along with our talented group of employees, are well positioned for future growth. The abundant supply of natural gas and continuing movement toward clean fuels will drive strong growth for alternative-fueled engines, attracting more applications over time. PSI intends to be the leader in this expanding market.”

Third Quarter Conference Call and Presentation

The Company will discuss its financial results and future outlook in a conference call today at 4:30 p.m. EST, hosted by Gary Winemaster, Chief Executive Officer, and Tom Somodi, Chief Financial Officer. Investors in the U.S. interested in participating in the live call should dial +1 (888) 378-4361 and enter passcode: 6483352. Those calling from outside the U.S. should dial +1 (719) 325-2249 and use the same passcode: 6483352. A telephone replay will be available approximately two hours after the call concludes through November 21, 2011 by dialing from the U.S. +1 (877) 870-5176, or from international locations +1 (858) 384-5517, and entering passcode: 6483352. There will also be a simultaneous live webcast that will be available at http://www.powersint.com. The webcast will be archived on that website.

About Power Solutions International, Inc.

Power Solutions International, Inc. (OTC-BB: PSIX.OB) is one of the leaders in the design, engineering and manufacture of emissions-certified alternative-fuel and conventional power systems. PSI can provide integrated turnkey solutions to leading global original equipment manufacturers in the industrial, off-road and on-road markets. The Company’s unique in-house design, prototyping, engineering and testing capacities enable the customized production of clean, high-performance engines that run on a wide variety of fuels, including natural gas, propane, biogas, diesel and gasoline. PSI develops and delivers complete .97 to 22 liter power systems that meet both its customers’ specific power needs and applicable environmental standards. The Company also provides aftermarket products and support. PSI power systems are used worldwide in power generators, forklifts, aerial lifts, and industrial sweepers, as well as in equipment for oil and gas production, aircraft ground support, agriculture, and construction.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the current expectations of Power Solutions International, Inc. (the “Company”) about its prospects and opportunities. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other important factors could cause the Company’s actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, the current challenging economic conditions, the development of the market for alternative fuel systems, changes in environmental and regulatory policies, significant competition and the Company’s dependence on key suppliers. For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s SEC filings, including the disclosures under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Contact:

Power Solutions International, Inc.

Dan Gorey

Senior Vice President of Finance

+1 (630) 451-2290

dgorey@powergreatlakes.com

or

ICR, LLC

Scott Arnold

Senior Vice President

Investor Relations Consultant

(310) 954-1107

scott.arnold@icrinc.com

Power Solutions International, Inc.

Condensed Consolidated Balance Sheets

(Dollar amounts in thousands)

	(Unaudited)
	September 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash	$—	$—
Accounts receivable, net	26,704	16,282
Inventories	32,575	32,168
Prepaid expenses and other current assets	1,124	1,028
Deferred income taxes	779	687

Total current assets	61,182	50,165

Property, plant, and equipment, net	2,905	2,883
Other noncurrent assets	1,231	2,305

Total assets	$65,318	$55,353

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Income taxes payable	$188	$619
Current maturities of long-term debt and capital lease obligations	22	2,226
Line of credit	17,180	21,633
Accounts payable	23,103	17,210
Accrued liabilities	3,195	2,211

Total current liabilities	43,688	43,899

Other noncurrent liabilities	188	189
Deferred income taxes	197	233
Private placement warrants	2,198	—
Long-term debt and capital lease obligations, net of current maturities	48	5,676

Total liabilities	46,319	49,997

Commitments and contingencies	—	—

Stockholders’ Equity:
Series A convertible preferred stock—$0.001 par value: Authorized 114,000 shares. Issued and outstanding: none and 95,961 shares at September 30, 2011 and December 31, 2010, respectively	—	—
Common stock—$0.001 par value. Authorized 50,000,000 shares. Issued and outstanding: 9,895,461 and 312,500 shares at September 30, 2011 and December 31, 2010, respectively	10	—
Common stock warrant		—
Additional paid-in capital	10,164	7
Retained earnings	8,825	5,349

Total stockholders’ equity	18,999	5,356

Total liabilities and stockholders’ equity	$65,318	$55,353

Power Solutions International, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollar amounts in thousands, except per share amounts)

	Three months ended September 30, 2011	Three months ended September 30, 2010	Nine months ended September 30, 2011	Nine months ended September 30, 2010
Net sales	$42,798	$27,249	$109,480	$70,648
Cost of sales	36,236	23,145	90,454	59,404

Gross profit	6,562	4,104	19,026	11,244

Operating expenses:
Research & development and engineering	1,260	1,020	3,268	2,760
Selling and service	1,608	1,226	4,775	3,684
General and administrative	1,351	756	3,777	2,196

	4,219	3,002	11,820	8,640

Operating income	2,343	1,102	7,206	2,604
Other (income) expense:
Interest expense	195	625	1,125	1,623
Loss on debt extinguishment	—	—	485	—
Other (income) expense, net	(591)	—	67	—

	(396)	625	1,677	1,623

Income before income taxes	2,739	477	5,529	981
Income tax provision	838	88	2,053	183

Net income	$1,901	$389	$3,476	$798

Undistributed earnings	$1,901	$389	$3,476	$798

Undistributed earnings allocable to Series A convertible preferred shares	$1,115	$374	$2,881	$768

Undistributed earnings allocable to common shares	$786	$15	$595	$30

Weighted-average common shares outstanding:
Basic	4,072,968	312,500	1,571,549	312,500
Diluted	4,072,968	312,500	1,571,549	312,500

Undistributed earnings per share
- Basic
Common shares	$0.19	$0.05	$0.38	$0.10

Undistributed earnings per share
- Diluted
Common shares	$0.19	$0.05	$0.38	$0.10

Power Solutions International, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollar amounts in thousands)

	Nine months ended September 30, 2011	Nine months ended September 30, 2010
Cash flows from operating activities:
Net income	$3,476	$798
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	604	686
Deferred income taxes	(128)	59
Increase (decrease) in accounts receivable allowances	(43)	71
Decrease in valuation of private placement warrants	(690)	—
Loss on debt extinguishment	485	—
(Increase) decrease in operating assets:
Accounts receivable	(10,379)	13,464
Inventories	(407)	(1,398)
Prepaid and other current assets	(243)	(456)
Other noncurrent assets	403	333
Increase (decrease) in operating liabilities:
Accounts payable	4,376	(7,825)
Accrued liabilities	415	(96)
Income taxes payable	(431)	(1,073)
Deferred revenue	—	—

Net cash (used in) provided by operating activities	(2,562)	4,563

Cash flows from Investing activities:
Purchase of property, plant, equipment and other assets	(699)	(376)
Increase in cash surrender value of life insurance	(12)	—

Net cash used in investing activities	(711)	(376)

Cash flows from financing activities:
Increase in cash overdraft	1,661	189
Initial proceeds from borrowings under current line of credit	18,338	—
Net decrease in current line of credit	(1,158)	—
Repayment of prior line of credit	(21,633)	(2,645)
Proceeds from long-term debt	43	52
Proceeds from issuance of preferred stock with warrants	18,000	—
Payments on long-term debt and capital lease obligations	(7,875)	(1,664)
Cash paid for transaction and financing fees	(4,103)	(119)

Net cash provided by (used in) financing activities	3,273	(4,187)

Net change in cash	—	—

Cash at beginning of period	—	—

Cash at end of period	$—	$—

Supplemental disclosures of cash flow information:
Cash paid for interest	$993	$1,376
Cash paid for income taxes	2,630	1,196